AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement dated as of October 11, 2016, by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”) and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).  Highmore Group Advisors, LLC, a New York limited liability company and the investment advisor to the Trust (the “Advisor”), is a party hereto with respect to Sections 3 F. and 6 of the Distribution Agreement only.

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add a fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the Highmore Sustainable All-Cap Equity Fund:

Exhibit A, is hereby superseded and replaced by Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

The parties hereby agree that the Distribution Services provided by Quasar Distributors, LLC will commence on or after the date last written below.

SERIES PORTFOLIOS TRUST	QUASAR DISTRIBUTORS, LLC

By: /s/ John J. Hedrick	By: /s/ James R. Schoenike

Name: John J. Hedrick	Name: James R. Schoenike

Title: President	Title: President

Date: February 21, 2018	Date: February 21, 2018

HIGHMORE GROUP ADVISORS, LLC (with respect to Sections 3 F. and 6 only)

By: /s/Brian Altenburg

Name: Brian Altenburg

Title: Managing Partner

Date: February 21, 2018

Exhibit A
to the
Distribution Agreement

Fund Names

Separate Series of Series Portfolios Trust

Name of Series
Highmore Managed Volatility Fund
Highmore Sustainable All-Cap Equity Fund

A-1

Exhibit B
to the
Distribution Agreement

Quasar Distributors, LLC Regulatory Distribution Services Fee Schedule at February 2018

Regulatory Distribution Annual Services Per Fund*
__ basis point on average net assets over $__ million plus
Base annual fee:
▪	$__ per fund

Default sales loads and distributor concession, if applicable, are paid to Quasar.

Standard Advertising Compliance Review
▪	$__ per communication piece for the first 10 pages (minutes if audio or video); $__ per page (minute if audio or video) thereafter.
▪
$__ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $_ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Expedited Advertising Compliance Review
▪	$_ for the first 10 pages (minutes if audio or video); $_ per page (minute if audio or video) thereafter, 24 hour initial turnaround.
▪
$_ FINRA filing fee per communication piece for the first 10 pages (minutes if audio or video); $_ per page (minute if audio or video) thereafter. FINRA filing fee subject to change. (FINRA filing fee may not apply to all communication pieces.)

Licensing of Investment Advisor’s Staff (if desired)
▪	$_ per year per registered representative
▪	Quasar sponsors the following licenses: Series 6, 7, 24, 26, 27, 63, 66
▪	$_ per FINRA designated branch location
▪	All associated FINRA and state fees for registered representatives, including license and renewal fees

Fund Fact Sheets
▪	Design - $_ per fact sheet, includes first production
▪	Production - $_ per fact sheet per each production period
▪	All printing costs are miscellaneous expenses in addition to the design and production fees
▪	Web sites, third-party data provider costs, brochures, and other sales support materials – Project priced via Quasar proposal

Miscellaneous Expenses
Reasonable miscellaneous expenses incurred by the Distributor in connection with activities primarily intended to result in the sale of shares, including, but not limited to:
▪	Typesetting, printing and distribution of prospectuses and shareholder reports
▪	Production, printing, distribution, and placement of advertising, sales literature, and materials
▪	Engagement of designers, free-lance writers, and public relations firms
▪	Postage, overnight delivery charges
▪	FINRA registration fees/other costs to fulfill regulatory requirements
▪	Record retention (Including RR email correspondence if applicable)
▪	Travel, lodging, and meals

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.
B-1